Exhibit No. 99.1

ProShares Leveraged and Inverse Oil ETFs Change Benchmark

Bethesda, MD – September 9, 2020 – ProShares, a premier provider of ETFs, announced today that ProShares Ultra Bloomberg Crude Oil (UCO) and ProShares UltraShort Bloomberg Crude Oil (SCO) ETFs will change their benchmark effective after the market closes on September 16, 2020.

The new benchmark for these funds is the Bloomberg Commodity Balanced WTI Crude Oil Index (ticker: BCBCLI). Following this benchmark change, each Fund will seek exposure to the WTI crude oil futures contracts that are included in its new benchmark.

The Bloomberg Commodity Balanced WTI Crude Oil Index aims to track the performance of three separate contract schedules for WTI crude oil futures which are reset on a semi-annual basis. One third of the index follows a monthly roll schedule, the second third of the index follows a June annual roll schedule, while the remaining third follows a December annual roll schedule.

Benchmark Change Details

Ticker	ProShares ETF Name	Current Benchmark	New Benchmark
UCO	Ultra Bloomberg Crude Oil	Bloomberg WTI Crude Oil Subindex	Bloomberg Commodity Balanced WTI Crude Oil Index
SCO	UltraShort Bloomberg Crude Oil

Neither the Funds nor their current or new benchmarks are intended to track the performance of the spot price of WTI crude oil1 and therefore the Funds should be expected to perform very differently from the spot price of WTI crude oil. Additionally, until completion of the benchmark change, the Funds will not track the performance of the Bloomberg WTI Crude Oil Subindex.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs, with more than $40 billion in assets. The company is the leader in strategies such as dividend growth, interest rate hedged bond and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

Sep 9, 2020

[1]

Spot” price refers to the price of physical crude oil that can be purchased at port for immediate delivery. The “spot” price is commonly referred to by the financial press and others but is not generally investable.